Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYX THERAPEUTICS SECURES INTERIM FINANCING

REPORTS SECOND QUARTER RESULTS

FREMONT, CA., August 16, 2010 — ARYx Therapeutics, Inc. (NASDAQ:ARYX) today announced that it has secured bridge financing to allow ARYx time and resources to potentially complete a transaction that could create significant value for stockholders. ARYx also released its financial results for the second quarter of 2010.

The bridge financing comes from two related loan transactions. The first is a bridge loan financing of up to $4 million from two existing investors, including entities affiliated with MPM Capital (the “Bridge Loan”). The closing of the initial tranche of $2.0 million of the Bridge Loan closed on August 13, 2010. Concurrent with the initial tranche closing of the Bridge Loan, ARYx also amended its existing loan agreement with Lighthouse Capital Partners V, L.P. (“Lighthouse”). The amendment of the Lighthouse loan allows approximately $2.3 million of required payments to Lighthouse to be deferred and extended as a new loan commitment to ARYx. Based on previously disclosed projections and supported by the financial results released today, ARYx believes the proceeds and anticipated proceeds from these financings, totaling up to $6.3 million, should allow ARYx to operate through the end of 2010.

“The securing of this bridge financing is significant to ARYx since it now gives us the time to complete a strategic transaction that, if finalized, could realize real value from our product portfolio. The participation of our existing investors in the bridge loan financing follows their conducting significant due diligence on the company and our progress to date towards a potential transaction. Therefore, we believe this financing is a vote of confidence by important current investors,” said Dr. Paul Goddard, ARYx chairman and chief executive officer. “We also believe that the additional participation by Lighthouse further strengthens our ability to complete the on-going strategic process,” concluded Dr. Goddard.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle, Fremont, CA 94555  Ph: 510-585-2200  Fax: 510-585-2202

www. aryx.com

Loan Detail Description

Under the terms of the Bridge Loan, ARYx will borrow from two current ARYx investors, including entities affiliated with MPM Capital, an aggregate principal amount of up to $4.0 million, and issue warrants to purchase up to 2,000,000 shares of ARYx’s common stock by these Bridge Loan participants, subject to certain terms and conditions. Interest to be paid on the Bridge Loan will be 12% per annum with principal and interest payments to be made over 24 months beginning January 1, 2011. Interest only payments are required to be paid by ARYx through December 31, 2010. Repayment may be required earlier should ARYx enter into certain strategic transactions.

On August 13, 2010, ARYx closed on the initial tranche of $2.0 million of the Bridge Loan and, as a result, issued warrants to the investors to purchase 1,000,000 shares of common stock. The second tranche of $2.0 million may occur at ARYx’s option on September 30, 2010, subject to the satisfaction of certain conditions.

The warrants have a purchase price of $0.0125 per underlying share of common stock and are be exercisable for a term of five years from the date of issuance at an exercise price of $0.50 per share. ARYx is required to file, within 60 days after August 13, 2010 (or, in the event ARYx is required to file the registration statement on a Form S-1, within 90 days after August 13, 2010), a registration statement registering for resale the shares of common stock issuable upon exercise of the warrants.

Concurrently with the Bridge Loan, the terms of ARYx’s existing loan arrangement with Lighthouse were amended to provide for the conversion of approximately $2.3 million of the loan payments scheduled to be paid by ARYx in the third quarter of 2010 into a new loan by Lighthouse to ARYx. This new Lighthouse loan is due and payable on December 31, 2010 in one lump sum payment equal to the aggregate principal amount plus accrued interest at arate of 13.0% per annum. However, if the second tranche of the Bridge Loan does not occur, ARYx must repay the new Lighthouse loan by September 30, 2010. In addition, in the event ARYx enters into certain strategic transactions before the applicable loan due date, the new Lighthouse loan will be amortized and payable in equal monthly installments of principal and interest over the 18 months following the closing of such strategic transaction. Upon the occurrence of an event of default or liquidation event, all outstanding amounts under the new Lighthouse loan shall be immediately due and payable.

The foregoing description of the terms of the Bridge Loan and new Lighthouse loan is not complete and qualified by reference to the definitive agreements pertaining to such transactions which are included as exhibits to the Form 8-K Current Report ARYx is filing with the Securities and Exchange Commission today.

Second Quarter Results of Operations

For the second quarter of 2010, ARYx reported a net loss of $3.6 million or $0.11 per share, compared to a net loss of $9.4 million or $0.34 cents per share in the same quarter in 2009. As of June 30, 2010, ARYx had cash, cash equivalents and marketable securities totaling approximately $1.4 million.

Research and development expense for the second quarter of 2010 was $1.0 million, compared to $6.3 million during the same quarter in 2009. The significant decrease in expense in 2010 is primarily due to substantial completion of the Phase 2/3 clinical study of tecarfarin in the second quarter of 2009 and a reduction in personnel and administrative costs following the company’s restructuring of operations in October 2009 and February 2010.

ARYx’s general and administrative expense during the second quarter of 2010 was $2.2 million compared with $2.6 million for the same quarter in 2009. The decrease in expense for 2010 was primarily due to savings realized from the company’s restructuring of operations in October 2009 and February 2010, which were partially offset by one-time expenses related to severance costs incurred following the departure of an officer, Peter G. Milner, M.D., in June 2010 and expenses related to establishing the company’s at market issuance financing arrangement with McNicoll, Lewis & Vlak LLC and Wm Smith & Co. in May 2010. ARYx has not utilized this financing arrangement to date.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: a prokinetic agent for the treatment of various gastrointestinal disorders, naronapride (ATI-7505); an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the occurrence and likelihood of a partnering and/or strategic transaction with respect to ARYx’s lead product candidates and assets on optimal terms or at all, the completion of the second tranche of the Bridge Loan, the sufficiency of ARYx’s current cash resources and the anticipated proceeds from the bridge financing transactions described in this press release to allow ARYx to operate through the end of 2010, ARYx’s need for and ability to raise further funding on favorable terms or at all, and the potential safety and efficacy and commercial potential of ARYx’s product candidates. Words such as “explore,” “potentially,” “could,” “believes,” “should,” “if finalized,” “potential,” “may,” “anticipates,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that ARYx will need substantial additional funding and may be unable to raise capital when needed which would force ARYx to limit or cease its operations and related product development programs, the risk that ARYx has incurred significant operating losses since inception and expects to continue to incur substantial and increasing losses for the foreseeable future and may never achieve or sustain profitability, the risk that ARYx’s loan agreements impose restrictions on the company that may adversely affect ARYx’s ability to operate its business, the risk that ARYx’s success depends substantially on its most advanced product candidates, the risk that any collaborative arrangements will likely place the development of ARYx’s product candidates outside of its control, the risk that ARYx depends on collaborative arrangements to complete the development and commercialization of each of its product candidates and ARYx may have to alter its development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and naronapride, the risk that ARYx’s product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for its product candidates could severely harm ARYx’s business, and the risk that third party manufacturers could delay or prevent the clinical development of ARYx’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-Q for the quarter ended March 31, 2010 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$1,404	$7,409
Marketable securities	—	353
Other current assets	783	1,045
Total current assets	2,187	8,807
Property and equipment, net	1,776	2,258
Other assets	1,055	1,341
Total assets	$5,018	$12,406

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current liabilities	$1,417	$2,574
Current portion of long-term borrowings	4,737	6,107
Total current liabilities	6,154	8,681
Long-term borrowings	3,947	5,588
Other non-current liabilities	850	1,053
Stockholders’ equity:
Common stock	33	28
Additional paid-in capital and other	191,169	184,165
Accumulated deficit	(197,135)	(187,109)
Total stockholders’ equity (deficit)	(5,933)	(2,916)
Total liabilities and stockholders’ equity (deficit)	$5,018	$12,406

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	1,004	6,271	3,246	13,060
Selling, general and administrative	2,238	2,622	6,015	5,225
Total costs and expenses	3,242	8,893	9,261	18,285
Loss from operations	(3,242)	(8,893)	(9,261)	(18,285)

Interest and other income (expense)	(5)	11	58	65
Interest expense	(389)	(496)	(823)	(996)
Loss on investments	—	(14)	—	(14)
Net loss	(3,636)	(9,392)	(10,026)	(19,230)

Basic and diluted net loss per share	$(0.11)	$(0.34)	$(0.32)	$(0.70)
Weighted average shares used to compute basic and diluted net loss per share	33,456	27,374	31,403	27,359